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                                                                    Exhibit 4.12
                                                          Resolution of Board of
                                                           Directors relating to
                                                          $750,000,000 Borrowing


                                      RESOLUTION


    WHEREAS, it may be advisable and in the best interests of this Corporation to borrow up to a maximum of $750,000,000 on terms to be determined as hereafter provided, which amount shall be in addition to any borrowing of the $150,000,000 of borrowings authorized by resolutions adopted by the Board of Directors on September 10, 1993, that has not been incurred as of the date hereof:

    NOW,THEREFORE, BE IT RESOLVED as follows:

1.  GENERAL AUTHORIZATION

    This Corporation is hereby authorized: (a) to incur up to $750,000,000 principal amount of indebtedness on terms established in accordance with this Resolution which indebtedness may be denominated in foreign currencies or foreign currency units or issued at original issue discount and to the extent issued at original issue discount, or denominated in, purchased for or payable in foreign currencies or foreign currency units, shall be that principal amount as may result in the initial offering prices aggregating $750,000,000 (determined in the case of foreign currencies or foreign currency units by reference to the equivalent in United States dollars, determined on the basis of exchange rates in effect on the second business day prior to entering into any agreement, whether a binding agreement or an in-principle agreement, to issue such Securities); (b) to issue one or more series of Debentures, Notes and other evidence of indebtedness to evidence the indebtedness authorized by or pursuant to this Resolution having terms established in accordance with this Resolution (and all Debentures, Notes and other evidence of indebtedness which shall actually be issued by the Corporation pursuant to such authorization are herein collectively called the "Securities"); and (c) take such action as the Authorized Officers deem appropriate to issue any of the Securities under the Indenture dated as of October 1, 1993 between the Corporation and Harris Trust & Savings Bank, Trustee (the "Indenture") or any other indenture, fiscal agency agreement or other agreement as the Authorized Officers may approve.

2.  AUTHORIZED OFFICERS

    The Chairman of the Board and Chief Executive Officer; the Senior Vice President, Finance and Chief Financial Officer; and the Vice President and Treasurer shall constitute "Authorized Officers" for purposes of this Resolution. Any action which the Authorized Officers are authorized by this Resolution to take may be taken by means of a written instrument signed by any two Authorized Officers. The Authorized Officers are hereby authorized to take any action authorized by this Resolution at any time as such Officers deem appropriate and in the best interest of this Corporation.

3.  TRANSACTION TERMS

    The Authorized Officers are hereby authorized to determine: (a) the terms of each series of Securities to be issued by the Corporation and whether they shall be issued under the Indenture or any other indenture, fiscal agency agreement or other agreement as the Authorized Officers may approve (including but not limited to the aggregate principal amount of debt to be represented by those Securities, the rate at which interest shall accrue on those Securities, the time(s) at which payment(s) of principal shall become due on those



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Securities and the amount of each such payment, the extent of the Corporation's right to make prepayments of amounts owed on those Securities and the amount of the premium (if any) which may be payable in connection with any such prepayment, or to extend the maturity thereof; (b) whether the Corporation shall enter into any supplement to the Indenture (including but not limited to any supplement establishing the terms of any series of Securities) or any other indenture, fiscal agency agreement or other agreement, or supplement thereto, and the terms thereof; (c) the price at which the Securities shall be sold; (d) if other than United States dollars, any currency or currency unit in which the Securities are to be denominated, or which is to be received in payment or in which principal or interest, if any, is to be payable; (e) all other terms governing the sale of the Securities (including whether and to what extent the Securities shall be sold under firm commitment underwriting arrangements, sold directly to investment bankers for subsequent public sale, sold pursuant to best efforts arrangements, sold in private placement, sold through agents, sold in the U.S. market or sold in the Euromarket or any other overseas securities market); (f) in connection with any firm commitment underwriting, the underwriters to be utilized, the underwriting discount and other fees applicable to such underwriting, the indemnification arrangements to be made by the Corporation in connection with such underwriting and all other terms governing such underwriting; (g) in connection with any medium term note program, the agents to be utilized, the agents' discounts or commissions, the indemnification arrangements to be made by the Corporation in connection with such program and all other terms governing such program; (h) the exchange or exchanges (if any) on which the Securities shall be listed and the terms of any such listing; (i) the terms upon which the Securities may be registered, qualified or otherwise cleared under Federal and state securities laws, or any action they deem appropriate to obtain any exemption thereunder; (j) whether the Securities shall be senior or subordinated to other debt of the Corporation; (k) whether the Securities are to be in definitive or book entry form and, if the latter, the depository with respect to the Securities, or, in the case of Securities sold in the Euromarket, whether the Securities are to be in global form and the terms of the arrangements pursuant to which the Securities will be held and cleared by foreign clearing systems; and (l) any other actions which the Corporation may take relating to the Securities.

4.  IMPLEMENTING ACTIONS

    Any officer of this Corporation is hereby authorized to cause the Corporation to take any action which such officer shall deem to have been authorized in or pursuant to this Resolution (which are herein collectively called "Implementing Actions") including but not limited to: (a) the execution and filing with the Securities and Exchange Commission (herein called "Commission") of one or more Registration Statements to register an aggregate principal amount of up to $750,000,000 of the Securities under the Securities Act of 1933 (which Registration Statement(s) may also include, in addition to the $750,000,000 of Securities authorized by this Resolution, up to $150,000,000 of the securities covered by the Corporation's prior Registration Statement, SEC File No. 33-50253, which remain unissued at the time the new Registration Statement is filed) and such pre-effective and post-effective amendments to such Registration Statement(s) as such officer may deem appropriate and after the effective date of the Registration Statement(s) any supplements to the prospectus filed as part of the Registration Statement(s) which such officer may deem necessary or appropriate; (b) the execution and filing with the Commission of an application for the registration of the Securities under the Securities Exchange Act of 1934, if necessary, and all


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additional instruments and documents which may be necessary to effectuate such registration; (c) all actions such officer deems appropriate to issue up to $750,000,000 (determined in the case of foreign currencies or foreign currency units by reference to the equivalent in United States dollars, determined on the basis of exchange rates in effect on the second business day prior to entering into any agreement, whether a binding agreement or an in-principle agreement, to issue such Securities) of Securities in the Euromarket, including entering into any relevant agreements (including any fiscal agency agreement, paying agency agreement, reference agent agreement, listing agent agreement and underwriting agreement) and the preparation of any offering circular relating thereto and any actions such officer deems appropriate to obtain exemptions from the securities or tax laws of the United States; (d) the execution and filing of a Listing Application for the listing of the Securities on any United States or foreign stock exchange on which the Authorized Officers deem such Securities should be listed and any related Indemnity Agreement or other documentation which such officer may deem desirable and the appearance before the Committee on Stock Lists (or other similar body) of any such exchange, and such other acts as such officer may deem necessary to conform with the requirements for listing the Securities on any such exchange; (e) the execution of letters of representation or other submissions to a depository with respect to book entry securities; and
(f) the execution and filing with the appropriate state agencies or any foreign jurisdiction of all requisite instruments, records and documents including but not limited to applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process and any other action which such officer shall deem desirable to comply with the applicable laws of any state or other jurisdiction of the United States of America or any foreign jurisdiction governing the qualification or registration for sale, or exemption therefrom, of all or part of the Securities.

5.  STATES SECURITIES REGISTRATION

    Any officer of this Corporation is hereby authorized to take any and all action which such officer may deem necessary or appropriate in order to effect the registration or qualification of part or all of the Securities for offer and sale under, or to secure an exemption from, the Securities or Blue Sky laws of those states and other jurisdictions of the United States of America or any foreign jurisdiction in which such officer determines such registration or qualification or exemption to be advisable, and in connection therewith to execute, acknowledge, verify, deliver, file and publish all such applications, reports, issuer's covenants, resolutions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action which such officer may deem necessary or appropriate in order to maintain any such registration or qualification or exemption for as long as such officer deems it to be in the best interests of the Corporation.

6.  DOCUMENTATION

    Any officer of this Corporation is hereby authorized to execute and deliver on behalf of this Corporation any agreement, Securities, Registration Statement, other governmental filings or other documents of any kind which such officer deems necessary or desirable in connection with any Implementing Action including but not limited to: (a) Indenture; (b) the Securities (the execution of which may be by means of facsimile signature); (c) any Underwriting Agreement and any related pricing agreement, delayed delivery agreement or


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other documentation; and (d) any Distribution Agreement and any related Terms
Agreement or other documentation. Any agreement or other document which shall be executed and delivered on behalf of the Corporation by any officer of the Corporation relating in any way to any action which is authorized in or could be authorized pursuant to this Resolution constitutes conclusive evidence that such execution and delivery was authorized in or pursuant to this Resolution and upon such execution and delivery, such agreement or document shall become binding upon the Corporation in accordance with its terms.

7.  ADDITIONAL RESOLUTIONS

    This Board of Directors hereby adopts any additional Resolutions which may be requested by any governmental authority, stock exchange or any other person which any Authorized Officer believes necessary or desirable to accomplish any Implementing Action. The Corporation's Secretary or Assistant Secretary is hereby authorized to certify that any such Resolution has been duly adopted by this Corporation's Board of Directors.


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